Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2008, except for the effects of the changes in items reflected in discontinued operations discussed in Note 1, as to which the date is February 26, 2010 relating to the consolidated financial statements of OZ/CLP Retail LLC and Subsidiaries, which appears in Colonial Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
February 26, 2010